Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 Phone: 630-739-6744 Fax: 630-739-6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744

Advanced Life Sciences Announces Fourth Quarter and Full Year
 2006 Results

Enrollment in first of two pivotal phase III trials for cethromycin completed

WOODRIDGE, IL, March 21, 2007/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation, today announced its financial results for the fourth quarter and full year ended December 31, 2006.

The net loss allocable to common shareholders for the three months ended December 31, 2006 was $5.9 million or ($.21) per share compared to a net loss allocable to common shareholders of $2.6 million or ($.15) per share for the three months ended December 31, 2005.  The net loss allocable to common shareholders for the full year 2006 was $20.7 million or ($.78) per share compared to a net loss allocable to common shareholders of $6.6 million or ($.49) per share for 2005.  The increase in the net loss for both periods is due to increasing costs involved in the ongoing clinical development of the Company’s lead compound cethromycin.

“During 2006, Advanced Life Sciences initiated 200 clinical sites in 16 countries and made substantial progress in the enrollment of our two phase III clinical trials for cethromycin in community acquired pneumonia (CAP),” said Michael T. Flavin, Ph.D., chairman and chief executive officer of the Company.  “In addition, during this past year, we set the stage for a timely and robust NDA submission and commercial partnership negotiations to insure a successful market launch of cethromycin. The competitive landscape has narrowed due to patent expirations and regulatory changes, creating an increased market opportunity for cethromycin.”

“We are looking forward to the achievement of key clinical and commercial milestones in 2007,” continued Dr. Flavin.  “In conjunction with this we are pleased to announce the completion of enrollment for one of our two pivotal phase III clinical trials and we expect enrollment in our second trial to finish in the near future,”

The Company ended 2006 with cash, cash equivalents and investments totaling approximately $27.1 million.  Cash used was $5.0 million in the fourth quarter and $21.8 million for the full year period.

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Operating Expense Analysis 2006 versus 2005:

•                  Research and development expense.  Total research and development expense increased $14.1 million to approximately $17.2 million for the twelve months ended December 31, 2006 from approximately $3.1 million for the twelve months ended December 31, 2005.  The increase in R&D expense is related to ongoing clinical trials associated with the Company’s lead product cethromycin.

•                  General and administrative expense.  General and administrative expense increased $2.2 million to $5.5 million for the twelve months ended December 31, 2006.  Incremental costs as we operated as a public company for a full year totaled $1.7 million, representing an increase of $1.1 million over the previous year.  Marketing expenses totaled $557,000, an increase of $487,000 over the previous year, which was the result of an expanded presence at key scientific conferences held throughout 2006.  The remaining increase of $613,000 was primarily attributable to overall expenses of additional personnel hired throughout the year as well as higher patent protection costs for our proprietary portfolio of compounds.

Fourth Quarter Expense Analysis 2006 versus 2005:

•                  Research and development expense.  Total research and development expense increased $4.1 million to approximately $5.6 million for the three months ended December 31, 2006 from approximately $1.5 million for the three months ended December 31, 2005.  The increase in R&D expense is related to ongoing clinical trials associated with the Company’s lead product cethromycin.

•                  General and administrative expense.  General and administrative expense increased $0.3 million to $1.5 million for the three months ended December 31, 2006 from approximately $1.2 million for the three months ended December 31, 2005.  This increase is mainly due to increased personnel costs and increased costs associated with operating as a public company.

Operational and Financial Highlights:

Advanced Life Sciences is developing cethromycin, a novel once-a-day ketolide antibiotic, in response to the emerging antibiotic resistance observed in the treatment of community acquired pneumonia (CAP).  Cethromycin has previously been tested in approximately 4,400 human subjects during clinical trials, and the Company has initiated pivotal phase III clinical trials for the treatment of mild-to-moderate CAP.

Advanced Life Sciences accomplished the following milestones in the first quarter of 2007:

•                  Completed enrollment of approximately 500 patients in cethromycin Phase III pivotal trial CL-06 in Europe, Israel and South America

•                  Initiated a formal competitive process with prospective commercial partners to assist in the sales and marketing activities associated with cethromycin

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•                  Received FDA Orphan Drug designation for the use of cethromycin in the prophylactic treatment of patients exposed to inhalation anthrax

•                  Completed successful non-human primate pharmacokinetic studies to support cethromycin dosing selection in inhalation anthrax

•                  Completed dosing portion of anthrax efficacy study under FDA’s animal rule comparing cethromycin to ciprofloxacin and placebo

•                  Successfully manufactured batches of cethromycin active pharmaceutical ingredient and final dosage form at scale to support the CMC section of the NDA submission

•                  Engaged key expert advisors and Octagon Research as resources in the anticipated NDA submission for cethromycin

•                  Continued preparation of ALS-357 clinical supplies and began to identify clinical trial sites for our Phase I/II in-transit metastatic melanoma trial.

Advanced Life Sciences completed the following activities in 2006:

Cethromycin Milestones—

•                  Initiated 200 clinical sites in 16 countries and enrolled patients in two pivotal phase III clinical trials with cethromycin in CAP

•                  Hosted an infectious disease and hepatology expert panel call and webcast series to discuss antimicrobial drug development

•                  Began investigating the use of cethromycin in the prophylactic treatment of inhalation anthrax in non-human primates

•                  Sponsored a satellite symposium on CAP treatment options and presented data on cethromycin in CAP, bronchitis and anthrax in five posters and one oral presentation at the 46th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC)

•                  Presented key clinical data in sinusitis in two posters which were selected for an oral summary presentation at the 44th Annual Infectious Disease Society of America (IDSA) conference

•                  Engaged DSM and Cardinal Health as manufacturing partners for cethromycin.

Corporate and Scientific Milestones—

•                  Elected Theron (Ted) Odlaug, Ph.D., a pharmaceutical industry veteran with extensive commercial and regulatory experience, to our board of directors

•                  Completed the sale of our interest in the HIV drug Calanolide A to the government of Sarawak, Malaysia

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•                  Raised gross proceeds of $36 million in our March, 2006 equity offering

•                  Presented data on the ALS-357/melanoma analogue program at the 232nd American Chemical Society National Meeting.

2007 Operational and Financial Guidance:

The Company anticipates the following upcoming milestones in the clinical and commercial development of cethromycin:

•                  Release of top-line data from cethromycin pivotal phase III CAP clinical program in June of 2007

•                  Complete a partnership agreement with a commercial partner to support the launch and sales of cethromycin

•                  Report top-line efficacy data from prophylactic treatment of anthrax post-exposure in primate study in the second quarter of 2007

•                  Submit a new drug application (NDA) for cethromycin in CAP.

Advanced Life Sciences anticipates cash requirements of $15.0 million for first half 2007 operating activities.

With the current cash on hand, we believe we have sufficient financial resources to complete the cethromycin clinical trial program during the first half of 2007.  In order to fund our post-NDA cethromycin development costs, we intend to consummate a commercial partnership in the second half of 2007 to support marketing, commercialization and general corporate activities.

Conference Call Details:

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Thursday, March 22, 2007 to discuss the Company’s fourth quarter financial results.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of Advanced Life Sciences’ corporate website at www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 866-356-3377 (domestic) or 617-597-5392 (international).  The passcode for the conference call is 35320290.  A replay of the conference call will be available until April 22, 2007.  Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 70415045.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day ketolide antibiotic in late-stage clinical development for the treatment of respiratory tract infections including CAP.

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Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

	Year Ended December 31 ,
CONSOLIDATED BALANCE SHEETS	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$27,054,947	$4,749,932
Investments - available for sale	—	10,475,000
Accounts receivable - related party	—	6,160
Prepaid insurance	380,083	362,241
Prepaid clinical trial expenses	2,364,512	4,500
Other prepaid expenses and deposits	273,572	113,763

Total current assets	30,073,114	15,711,596

PROPERTY AND EQUIPMENT:
Furniture and fixtures	250,308	147,275
Laboratory equipment	142,928	142,928
Computer software and equipment	231,022	187,771
Leasehold improvements	182,839	40,646

Total property and equipment—at cost	807,097	518,620
Less accumulated depreciation	(398,486)	(267,372)

Property and equipment—net	408,611	251,248

OTHER LONG-TERM ASSETS:
Deferred financing costs	26,502	53,004
Other assets	1,452	6,062

Total other long-term assets	27,954	59,066

TOTAL ASSETS	$30,509,679	$16,021,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,011,396	$294,816
Accrued clinical trial expenses	1,410,894	83,186
Other accrued expenses	226,881	157,575
Accrued interest payable	22,756	5,334
Short-term lease payable	19,437	14,114
Short-term grant payable	476,708	—
Short-term notes payable - related party	2,000,000	—

Total current liabilities	5,168,072	555,025

Long-term lease payable	20,076	13,166
Accrued interest payable - related party	—	765,514
Long-term grant payable	23,292	500,000
Notes payable - net of $11,266 debt discount December 31, 2006 & $22,532 December 31, 2005	3,903,734	3,892,468
Long-term notes payable - related party	—	2,000,000

Total liabilities	9,115,174	7,726,173

COMMITMENTS AND CONTINGENCIES:
MINORITY INTEREST	—	—

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—60,000,000 shares authorized;
December 31, 2006 28,282,677 issued and outstanding; December 31, 2005
17,990,322 shares issued and outstanding;	282,827	179,903
Additional paid-in capital	88,370,853	54,834,373
Deficit accumulated during the development stage	(67,259,175)	(46,718,539)

Total stockholders’ equity	21,394,505	8,295,737

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,509,679	$16,021,910

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenue:
Management fees	$—	$8,358	$—	$61,239
Grant	4,661	60,212	39,788	60,212
Royalty—related party	—	—	—	—

Total revenue and income	4,661	68,570	39,788	121,451

Expenses:
Research and development	5,632,428	1,516,867	17,202,113	3,121,616
Contracted research and development—
related party	—	—	—	—
Selling, general and administrative	1,479,881	1,159,751	5,457,395	3,237,997

Total expenses	7,112,309	2,676,618	22,659,508	6,359,613

Loss from operations	(7,107,648)	(2,608,048)	(22,619,720)	(6,238,162)

Other (income) expense:
Interest Income	(384,483)	(174,504)	(1,651,916)	(272,216)
Interest expense	118,358	138,126	511,884	478,300
Gain on sale of interest in Sarawak-
MediChem Pharmaceuticals Joint Venture	(939,052)	—	(939,052)	—

Net other (income) expense	(1,205,177)	(36,378)	(2,079,084)	206,084

Net loss	(5,902,471)	(2,571,670)	(20,540,636)	(6,444,246)

Less accumulated preferred dividends for the period	43,750	43,750	175,000	175,000

Net loss allocable to common shareholders	$(5,946,221)	$(2,615,420)	$(20,715,636)	$(6,619,246)

Basic and diluted net loss per share available to common shareholders	$(0.21)	$(0.15)	$(0.78)	$(0.49)

Weighted average number common shares
outstanding- basic and diluted	28,280,651	17,990,322	26,546,785	13,610,694